UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 3, 2008

ValueVision Media, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-20243	41-1673770
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6740 Shady Oak Road, Eden Prairie, Minnesota		55344-3433
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(952) 943-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

RENE G. AIU

On March 3, 2008, Rene G. Aiu joined our company as president and chief executive officer replacing John Buck, the chairman of our board of directors who was also serving as our interim chief executive officer. On March 4, 2008, Ms. Aiu was appointed to our board of directors. Mr. Buck will continue to serve as chairman of our board of directors.

Ms. Aiu, age 58, has over 22 years of experience in TV shopping and e-commerce, both in the U.S. and internationally. She comes to ShopNBC having served as chairman and chief executive officer of Jupiter Shop Channel Japan, a joint venture among Liberty Global, Home Shopping Network, and Sumitomo Corporation.
Ms. Aiu served as an independent consultant and provided new business development services in the television shopping and interactive television areas to major corporate clients, including InterActive Corporation and Liberty Global Inc. from July 2005 until she accepted her position with ShopNBC. During the period January 2004 until June 2007 she also was a director of Jupiter SHOP Channel Japan. From February 2003 through May 2005, Ms. Aiu was the president and chief executive officer of Parti-TV Japan, a venture of Liberty Global Inc. and Sumitomo Corporation through Jupiter TV, Japan. Ms. Aiu was the president and chief excutive officer of Jupiter SHOP Channel Japan from April 2000 through February 2003, and was promoted to the position of chairman and chief executive officer from February 2003 through December 2003. Before joining Jupiter SHOP Channel Japan, Ms. Aiu worked in various capacities as an international business consultant in the television shopping arena and from February 1992 through July 1995 was senior vice president of marketing, sales, programming & production at Home Shopping Network. Prior to her position at Home Shopping Network, Ms. Aiu held senior level management positions at JC Penny Television Shopping Network, Cable Value Network, which later merged with QVC, and Twentieth Century Fox. From time to time in her professional career, including since July 2005, Ms. Aiu worked on various TV shopping related projects in a consultancy capacity across the globe with TCI International, HSN International and Liberty Global.

As president and chief executive officer, Ms. Aiu will receive the following compensation:

Annualized base salary: $600,000

Annual cash incentive: Ms. Aiu will participate in our annual cash incentive plan. She will have a target bonus opportunity equal to 75% of her base salary, with the opportunity to achieve up to 150% of her base salary if our company’s financial performance meets or exceeds the maximum award level goals. The annual incentive plan financial goal(s) are established annually and approved by our board of directors. Ms. Aiu’s incentive payment for our 2008 fiscal year will be pro-rated based on her March 3, 2008 hire date. A portion of her fiscal 2008 incentive payment is guaranteed at a minimum value of $300,000 with $150,000 paid upon hire and the balance paid within 90 days of the end of the fiscal year. The fiscal 2008 balance payable following the end of the fiscal year will be the greater of (a) $150,000 or (b) the actual incentive earned less $150,000.

Long Term Incentive: Ms. Aiu was granted an option to purchase 750,000 shares of our common stock at a price per share equal to the closing price of our common stock on her March 3, 2008 hire date ($5.19). This option vests in 1/3 increments upon each anniversary of her employment start date and is exercisable for ten years from the date of grant. Ms. Aiu will also receive an additional grant of an option to purchase 200,000 shares of our common stock at a price per share equal to the closing price of our common stock on the date of grant, which grant will be made at the first board of directors meeting following the first anniversary of her start date with our company, but in no event later than April 30, 2009, so long as she remains the chief executive officer at that time.

Severance Eligibility: In the event Ms. Aiu’s employment is terminated without cause or she resigns from employment for good reason (as defined in her offer letter), she is eligible to receive the greater of (a) the severance pay and other transition benefits as defined in our severance guidelines in effect at the time of her termination or (b) 24 months of target cash compensation, where the monthly target cash compensation is equal to 1/12 of her base salary plus 1/12 of her annual target incentive opportunity (which is 75% of her base salary) as of the date of your termination. In the event of termination without cause or resignation for good reason within 12 months following a change of control of our company, in addition to the payments described in this paragraph, and otherwise due under any other agreements we enter into with Ms. Aiu, we shall pay or make available to Ms. Aiu a pro-rata portion of her target bonus opportunity amount for the fiscal year in which the removal or resignation occurs. Any tax liability imposed upon or incurred including tax liability relating to Section 280G, Section 4999 or Section 409A of the Internal Revenue Code shall be Ms. Aiu’s responsibility. All transition and severance pay or benefits are conditional upon her execution of an effective agreement that complies with applicable laws in which you release our company and all related parties from any and all claims against them.

Relocation: In addition to our company’s standard relocation package, we will provide Ms. Aiu with an additional payment of $50,000 net after applicable taxes for the purpose of covering additional transitional expenses.

The preceding description of Ms. Aiu's compensation is only a summary. The complete terms of her employment are set forth in her offer letter, which is included as Exhibit 10.1 to this current report, and her non-competition agreement, which is included as Exhibit 10.2 to this current report, each of which is incorporated by reference into this Item 5.02. The press release announcing Ms. Aiu's employment, which is included as Exhibit 99.1 to this current report, is also incorporated by reference into this Item 5.02.

JOHN D. BUCK

Concurrent with Ms. Aiu joining our company as president and chief executive officer on March 3, 2008, John D. Buck resigned as interim chief executive officer but will be continuing as chairman of the board. The board of directors has requested Mr. Buck continue devoting additional time to the affairs of the company in support of the new chief executive officer during a transitional period of a number of months during fiscal year 2008. During this transition period, the board has authorized and approved a retainer for Mr. Buck of $10,000 per month for this transitional support and advice, in addition to the previously approved and announced compensation for his service as chairman of the board and chairman of the human resources and compensation committee of the board of directors.

Item 7.01 Regulation FD Disclosure.

On March 6, 2008 we announced that our board of directors has authorized $10 million in additional funds for use in our stock repurchase program. This amount is in addition to the $35 million previously authorized and spent on stock repurchases since 2006. We have repurchased 4.6 million shares at an average price of $7.64 per share under the program to date. These repurchases represent 12% of the Company's outstanding common shares. The program permits our company to buy back up to $10 million of common stock over the next 12 months. The timing and amount of any repurchase will be determined by our management based on our evaluation of market conditions and other factors. The buyback will be funded through existing cash balances. The press release announcing the expansion of our stock repurchase program, which is included as Exhibit 99.2 to this current report, is also incorporated by reference into this Item 7.01.

Item 9.01 Financial Statements and Exhibits.

Exhibits:

10.1 Offer letter from the registrant to Rene G. Aiu dated March 3, 2008
10.2 Non-competition agreement between the registrant and Rene G. Aiu dated March 3, 2008
99.1 Press release dated March 3, 2008
99.2 Press release dated March 6, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ValueVision Media, Inc.

March 7, 2008	By:	Nathan E. Fagre

Name: Nathan E. Fagre
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Offer letter from the registrant to Rene G. Aiu dated March 3, 2008
10.2	Non-competition agreement between the registrant and Rene G. Aiu dated March 3, 2008
99.1	Press release dated March 3, 2008
99.2	Press release dated March 6, 2008